EMPLOYMENT AGREEMENT AND COMPENSATION PACKAGE FOR CHRISTOPHER F. TIROTTA, ACTING CHIEF EXECTUIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS FOR AMERICAN SCIENTIFIC RESOURCES, INC.

AGREEMENT, dated this 4th day of September, 2007 (“The Agreement”) between AMERICAN SCIENTIFIC RESOURCES, INC. (ASFX), a Nevada corporation, having its executive offices at 83 South Putts Corner Road, New Paltz, NY  12561 and Christopher F. Tirotta, MD, MBA, 3168 Inverness, Weston, FL  33332 (“Tirotta”)

WITNESSTH:

WHEREAS, ASFX and Tirotta desire to enter into Agreement relating to the employment of TIROTTA, as acting Chief Executive Officer (‘CEO”) and Chairman of the Board of Directors (“Chairman”) of ASFX;

NOW, THEREFORE, in consideration of the covenants and agreement se forth herein, the parties agree as follows:

ARTICLE 1
SCOPE OF EMPLOYMENT

1.
ASFX hereby agrees to employ TIROTTA, and TIROTTA hereby agrees to accept employment with ASFX and agrees to serve, upon the terms and conditions herein contained, as the company’s Chief Executive Officer and Chairman of the Board of Directors.

2.
The term of the employment under this agreement commenced April 5, 2007, and shall continue until such time as another CEO shall be appointed by a majority of the Board of Directors (hereinafter referred to as the “Employment Term”)

3.	TIROTTA will devote his best efforts and services to the business and affairs of ASFX.

4.	TIROTTA will be responsible for all finances and expenditures of ASFX.

5.	TIROTTA will oversee all subsidiaries of ASFX, including but not limited to: KiDz-Med, Inc and Heart Smart, Inc.

6.	TIROTTA will be directly responsible for all negotiations on behalf of ASFX.

7.	TIROTTA will create quarterly financial reports for presentation to all Board members.

8.	TIROTTA will be responsible for raising capital for ASFX.

9.
If during the employment term, ASFX materially breaches any provision of this agreement, TIROTTA may at any time after such breach, terminate his employment hereunder upon thirty (30) days advanced written notice to ASFX, which termination shall be deemed for all purposes under the Agreement to be a dismissal of TIROTTA by ASFX without cause and TIROTTA shall be entitled to receive the termination payments provided for herein and the shares subscription shall immediately vest and become exercisable upon the giving of such notice based upon the terms set forth herein.

ARTICLE II
SALARY

1.
TIROTTA shall be entitled to receive a base salary of Ten Thousand Dollars ($10,000 per month).  This salary shall accrue and be payable to TIROTTA once ASFX either generates positive revenue for one month above the baseline revenue existing as of April 5, 2007, or raises in excess of One Million Dollars ($1,000,000) commencing April 5, 2007, whichever occurs first.  At that time, ASFX will pay TIROTTA his accrued salary in full.  As revenues continue, TIROTTA’s monthly salary will remain current and payable on an ongoing basis.  The baseline revenues, for this agreement, will mean the average revenues from the preceding three months.

2.	ASFX may, at its discretion, increase TIROTTA’s per annum base salary at any time.

ARTICLE III
BONUS

ASFX will pay TIROTTA an annual bonus equal to Ten Percent (10%) of all net profits earned by ASFX, up to the first Ten Million Dollars ($10,000,000) in net profits.  Accordingly, TIROTTA’s maximum bonus will be One Million Dollars ($1,000,000) per year.

ASFX will also pay TIROTTA a bonus of $25,000 for the first $ 1 million of revenue and $25,000 for the next $ 1 million worth of revenue.

ARTICLE IV
TERMINATION

Notwithstanding any other provision of this Agreement, prior to the end of the employment term, ASFX may terminate the executive’s employment only by giving not less than ninety (90) days advance written notice to TIROTTA.  In the event that TIROTTA’s employment is terminated by ASFX (other than for cause as hereinafter defined), prior to the end of the employment term, TIROTTA shall be entitled to receive compensation for One Hundred Twenty (120) days from the date of the Notice, as set forth herein, as if he were still employed by ASFX.  Such compensation shall include any bonuses that may have accrued.

In addition, in such event ASFX shall cause the executive to be provided during the aforesaid one hundred and twenty (120) day period, with benefits equivalent to employee benefits under any and all plans providing benefits for ASFX’s employees generally.

ARTICLE V
DEATH OR PERMANENT DISABILITY

In the event of TIROTTA’s permanent disability (defined as TIROTTA’s inability to perform his duties under the terms of the employment agreement for a period in excess of 120 days), during his employment hereunder, TIROTTA shall continue to receive annual compensation equal to TIROTTA’s then current base salary for a period of One Hundred Twenty (120) days from the date of the onset of TIROTTA’s disability.

In the event of TIROTTA’s death during the period of his employment hereunder, TIROTTA’s Estate or designated beneficiaries, shall continue to receive annual compensation equal to TIROTTA’s then current base salary for a period of one (1) year following TIROTTA’s death; provided, however, that any such payment shall be reduced by any ASFX provided survivor benefits payable during such period, calculated on the assumption that such benefits shall be paid over the longest period for payment of survivor benefits which my be permitted under the terms of the insurance plan.

Any termination by ASFX on account of TIROTTA’s disability shall be communicated by a “Notice of Disability Termination” for purposes of this agreement, a Notice of Disability Termination shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of TIROTTA’s employment under this section.  For purposes of this Agreement, no purported termination by ASFX shall be effective without such notice of disability termination.

ARTICLE VI
DISCHARGE FOR CAUSE

ASFX shall have the right to terminate the employment of TIROTTA for cause.  If ASFX exercises such right, its obligations under this Agreement to make any further payments to TIROTTA shall thereupon cease and terminate.  As used herein, the term “cause” shall be limited to:

a.  Action by TIROTTA involving willful malfeasance

ARTICLE VII
EXPENSES

TIROTTA is authorized to incur reasonable expenses for promoting the business of ASFX, including expenses for travel and similar items.  All expenses will be reimbursed within 30 days of submission by TIROTTA.

ARTICLE VIII
EMPLOYEE BENEFITS

TIROTTA shall be included (at the expense of ASFX) under any and all plans providing benefits for its employees.

TIROTTA shall be included in all incentives, pension, profit-sharing, bonus, stock option, or other similar or comparable plans applicable to senior executives of ASFX.

ARTICLE IX
STOCK SUBSCRIPTION AND WARRANTS

1.
ASFX hereby grants to TIROTTA, in recognition for his services to ASFX as CEO and Chairman of the Board of Directors, in recognition of his services to rescue the company from certain bankruptcy and in recognition of the Walgreens purchase of the Thermofocus® thermometer, Five Hundred Thousand (500,000) shares of ASFX common stock.

2.
ASFX hereby warrants to TIROTTA, in recognition of his services to ASFX as acting CEO of the corporation and Chairman of the Board of Directors, entitling him to purchase Five Hundred Thousand (500,000) shares of common stock at $0.25 (Twenty Five Cents) per share for a period of three (3) years from this execution of this Agreement.

3.
Reverse stock split adjustment provision: the parties acknowledge that a reverse stock split of ASFX may occur within the next twelve (24) months.  TIROTTA’s grant of Five Hundred Thousand (500,000) shares of common stock and his right to purchase Five Hundred Thousand (500,000) shares of ASFX common stock, at $0.25 (Twenty Five Cents) per share, shall accrue after any such reverse stock split.

4.	TIROTTA’s right to purchase the Five Hundred (500,000) shares of common stock at $0.25 (Twenty Five Cents) per share shall be based on the following:
a.	Upon the first Two Million Dollars ($2,000,000) in revenues generated by ASFX, TIROTTA shall have the right to exercise his warrant to purchase One Hundred Thousand (100,000) shares of stock.
b.
Upon ASFX generating a total of Ten Million Dollars ($10,000,000) in revenues generated by ASFX, TIROTTA shall have the right to exercise his warrant to purchase an additional One Hundred Thousand (100,000) shares of stock.

c.
Upon ASFX generating a total of Fifteen Million Dollars ($15,000,000) in revenues generated by ASFX, TIROTTA shall have the right to exercise his warrant to purchase an additional One Hundred Thousand (100,000) shares of stock.

d.
Upon ASFX generating a total of Twenty Million Dollars ($20,000,000) in revenues generated by ASFX, TIROTTA shall have the right to exercise his warrant to purchase an additional One Hundred Thousand (100,000) shares of stock.

e.
Upon ASFX generating a total of Twenty Five Million Dollars ($25,000,000) in revenues generated by ASFX, TIROTTA shall have the right to exercise his warrant to purchase an additional One Hundred Thousand (100,000) shares of stock.

f.
Upon initial public offering of the aforesaid stock on the public market, the parties shall negotiate and additional stock subscription package, which provides incentives to both parties.  Nonetheless, the warrant set forth herein shall not be diminished in the event of an initial public offering.

TIROTTA shall have the absolute ownership of any shares of stock referred to herein, including the right to vote the same and receive dividends thereon.

ARTICLE X
SEVERABILITY

If any provision of this agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

ARTICLE XI
ASSIGNMENT

This agreement shall be binding upon and inure to the benefit of the heirs and representatives of TIROTTA and the assigns and successors of ASFX, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by TIROTTA or by ASFX.

ARTICLE XII
ENTIRE AGREEMENT

This agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements, or understandings between ASFX and TIROTTA with respect to the subject matter hereof.  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

ARTICLE XIII
AUTHORITY

Each of the parties hereto represents and warrants that such party has all requisite power as authority to enter into this Agreement and to perform such parties’ respective obligations hereunder.

ARTICLE IV
GOVENRING LAW

This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York, without reference to rules relating to conflicts of the law.

ARTICLE XV
COUNTERPARTS

This Agreement may be signed by both parties in counterparts, each of which shall be deemed by original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, ASFX has caused this Agreement to be duly executed and TIROTTA has hereunto set his hand, this ___ day of ______, 2007.

American Scientific Resources, Inc.

By:		Date:_________________
Thomas Materna

Date: _______________
Donald Bennett

Date: ________________
Christopher F. Tirotta